Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Peapack-Gladstone Financial Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Peapack-Gladstone Financial corporation of our report dated February 2, 1999, relating to the consolidated statements of conditions of Peapack-Gladstone Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of Peapack-Gladstone Financial Corporation.

KPMG LLP

Short Hills, New Jersey
March 22, 1999